Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-65581, 333-90711, 2-82253) and Form S-8 (No. 333-60370, 333-60376, 333-60378, 333-60384, 33-29332, 33-1462, 33-36380, 333-38743, 33-1487, 33-36831, 333-38763, 333-86971, 33-29331, 333-28385, 333-28381, 33-60209, 333-77011) of Cincinnati Bell Inc. of our report dated March 14, 2005, except for Note 20 which is dated as of July 5, 2005 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K of Cincinnati Bell Inc.

/s/ PricewaterhouseCoopers LLP

Cincinnati, Ohio

July 7, 2005